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                                                                  Exhibit 4.7.3




                            RALPHS GROCERY COMPANY,
                   as successor in the merger defined herein,


                                    Issuer,

                                      and

                    UNITED STATES TRUST COMPANY OF NEW YORK,

                                    Trustee


                             ______________________


                         SECOND SUPPLEMENTAL INDENTURE

                           Dated as of June 14, 1995


                             ______________________



                   10-1/4% Senior Subordinated Notes due 2002
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                 This SECOND SUPPLEMENTAL INDENTURE to the Indenture (as
defined below) (the "Second Supplemental Indenture") is dated as of June 14, 1995, and is made by and among Ralphs Grocery Company, a Delaware corporation, as the successor corporation in the Merger (as defined) ("Newco"), and United States Trust Company of New York (the "Trustee").

                                    RECITALS

                 A. Pursuant to an Indenture dated as of July 29, 1992, as amended (the "Indenture"), between Ralphs Grocery Company, a Delaware corporation (the "Company"), and the Trustee, the Company issued $300,000,000 in aggregate principal amount of its 10-1/4% Senior Subordinated Notes due 2002 (the "Securities").

                 B. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

                 C. Pursuant to a definitive Agreement and Plan of Merger, dated September 14, 1994 and amended on January 12, 1995, February 24, 1995 and April 26, 1995, by and among Food 4 Less, Inc., a Delaware corporation, Food 4 Less Holdings, Inc., a California corporation, Food 4 Less Holdings, a Delaware corporation, Food 4 Less Supermarkets, Inc., a Delaware corporation ("Food 4 Less"), Ralphs Supermarkets, Inc., a Delaware corporation ("RSI"), and the stockholders of RSI, Food 4 Less merged with and into RSI, and immediately thereafter the Company, which was a wholly-owned subsidiary of RSI, merged with and into RSI and RSI changed its name to Ralphs Grocery Company (together, the "Merger"). The Merger became effective on June 14, 1995.

                 D. The Merger was a transaction subject to the requirements of Section 011of the Indenture. Section 802 of the Indenture provides that upon any consolidation or merger or any sale, assignment, transfer, lease or conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 801 thereof, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company therein. Section 802 also provides that when a successor corporation assumes all of the obligations of the Company under the Indenture and under the Securities, the Company will be released from those obligations. The purposes of this Second Supplemental Indenture are to (i) allow Newco, as the successor person to the Company in the Merger, to assume the obligations of the Company under the Indenture, (ii) release the Company from such obligations, and (iii) restate the definition of "New Credit Facility" set forth in the Indenture.





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                 E.       Following the Merger, the obligations under the
Indenture assumed by Newco hereby will rank pari passu in right of payment with the obligations to be assumed by Newco under the indentures governing the 9% Senior Subordinated Notes due 2003 of the Company, the 11% Senior Subordinated Notes due 2004 of Food 4 Less, the 13.75% Senior Subordinated Notes due 2001 of Food 4 Less, and the 13.75% Senior Subordinated Notes due 2005 of Food 4 Less.

                 F. Section 901 of the Indenture provides that Newco, as successor to the Company, when authorized by a Board Resolution, and the Trustee, together, without notice to or consent of any Holder may amend or supplement the Securities and the Indenture, as set forth below.

                 G. Newco, being duly authorized by a Board Resolution, and the Trustee, having received an Opinion of Counsel pursuant to Section 903 of the Indenture stating that the execution of this Second Supplemental Indenture is authorized and permitted by the Indenture, are authorized to execute and deliver this Second Supplemental Indenture.

                 H. All of the conditions and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid and binding agreement, enforceable in accordance with its terms, have been performed and fulfilled.

                 NOW, THEREFORE, it is agreed as follows:

                 1. Pursuant to Section 802 of the Indenture, Newco, as the successor Person into which the Company has been merged in the Merger in accordance with Section 801 of the Indenture, hereby succeeds to and is substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if Newco had been named as the Company therein.

                 2. Pursuant to Section 802 of the Indenture, Newco hereby assumes all of the obligations of the Company under the Indenture and the Securities and agrees to be bound thereby.

                 3. Pursuant to Section 802 of the Indenture, the Company is released from all obligations of it under the Indenture and the Securities.

                 4. The following definition set forth in Section 101 of the Indenture is hereby restated as follows:

                 "New Credit Facility" means the Credit Agreement, dated as of June 14, 1995, by and among Food 4 Less, as borrower, certain of its subsidiaries, New Holdings, as guarantor, the Lenders referred to therein and Bankers Trust Company, as administrative agent providing for extensions of credit in an aggregate principal amount of up to $925 million.





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                 5.       This Second Supplemental Indenture shall be effective
                          as of the date hereof.

                 6. This instrument may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute the instrument by signing such counterpart.

                 IN WITNESS WHEREOF, the parties hereto caused this Second Supplemental Indenture to be signed and acknowledged by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto duly affixed and attested, all as of the day and year first above written.

                                       RALPHS GROCERY COMPANY, as
                                       the successor corporation
                                       in the Merger

[Seal]
Attest:



/s/ Jan Charles Gray                   /s/ Jan Charles Gray
-------------------------------        -------------------------------
                                       By:     Jan Charles Gray
                                       Its:


                                       UNITED STATES TRUST COMPANY
                                               OF NEW YORK
[Seal]
Attest:


/s/ Christine C. Collins               /s/ Christine C. Collins
-------------------------------        -------------------------------
                                       By:     Christine C. Collins
                                       Its:    Assistant Vice President





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